EXHIBIT 99.1

For Immediate Release

Company Contact Tracy Clifford Chief Financial Officer (843) 720-1501	Investor Relations Contacts: The IGB Group Nick Rust / Lev Janashvilli 212.477.8439 / 212.227.7098 nrust@igbir.com / ljanashvili@igbir.com

Pernix Announces Completion of Several Growth Milestones

 Acquisition of Macoven Pharmaceuticals
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Secures $10,000,000 Credit Facility with Regions Bank
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Repurchase of 2,000,000 Shares of PTX Common Stock

MAGNOLIA, Texas, September 13, 2010 – Pernix Therapeutics Holdings, Inc. (NYSE Amex: PTX), a specialty pharmaceutical company primarily focused on the pediatric market, today announced the acquisition of 100% of the outstanding membership interest in Macoven Pharmaceuticals, L.L.C. (“Macoven”) for approximately $2.2 million (which includes inventory of approximately $1.2 million), its entry into a $10 million credit facility with Regions Bank (“Regions”) and the repurchase of 2,000,000 shares of its common stock from one of its employees in a privately negotiated transaction.

Acquisition of Macoven

The acquisition of Macoven was unanimously approved by a special committee comprised solely of independent directors of Pernix. Since July 2009, Macoven has held a non-exclusive license to develop, market and sell authorized generics of Pernix branded products.  To date, Macoven has launched five Pernix-based generic products- PYRIL DM, PYRIL D, TRIP-PSE, BROM PSEUDO DM, BROM PHENYL DM.  With the acquisition of Macoven, Pernix expects the development, marketing and sale of all of Pernix’s authorized generic products to be performed exclusively by Macoven.

“We are pleased to complete the acquisition of Macoven,” said Cooper Collins, President and Chief Executive Officer of Pernix. “This transaction is important to our Company as it bolsters our ability to commercialize generic products, including generic equivalents of our products.”

Prior to the acquisition, Macoven was owned 59.4% by ZInterests (a limited liability company owned by Cooper Collins, Pernix’s Chief Executive Officer and President, James Smith, a director of Pernix and two officers of Pernix), 19.8% by Mike Venters, Executive Vice President of Operations of Pernix, 19.8% by John McMahon, an employee of Macoven, and 1% by Robert Cline, Vice President of Supply Chain Management of Pernix.

As a condition to closing the acquisition, Pernix, Macoven and John McMahon entered into an employment and non-compete agreement as an inducement to Mr. McMahon’s joining the Pernix team as Vice President of Sales of Macoven. Under the terms of the agreement, Mr. McMahon will receive an annual base salary of $208,000, and will be eligible to receive an annual cash bonus at the discretion of Pernix.

The agreement also provides the opportunity for Mr. McMahon to receive equity grants up to an aggregate maximum of the lesser of 2,000,000 shares or shares with a fair market value equaling $9.5 million based on Macoven’s net income over six fiscal quarters, beginning with the quarter ending December 31, 2010.  Twenty-five percent of any share award earned by Mr. McMahon will be restricted and will only vest at the end of the quarterly period ended March 31, 2012 upon achievement by Macoven of certain financial performance measures set forth in the agreement. Pernix intends to rely on the exemption from shareholder approval contained in Section 711(a) of the NYSE Amex Company Guide with respect to any issuances of shares to Mr. McMahon pursuant to the terms of his employment agreement.

All shares that may be awarded to Mr. McMahon will be subject to restrictions on sale or transfer.  Additionally, any purported transfer of shares by Mr. McMahon is subject to a right of first refusal in favor of Pernix.

To the extent Mr. McMahon earns the maximum amount of shares that may be issued to him under his employment agreement, the agreement calls for Pernix’s Compensation Committee to create a pool of shares up to an aggregate maximum of the lesser of 2,400,000 shares or shares with a fair market value equaling $10.5 million, with such number of shares based on Macoven’s net income over six fiscal quarters beginning with the quarter ended December 31, 2010.  The agreement calls for the Compensation Committee to award these shares to employees based on their contributions to the success of Macoven over six fiscal quarters.  These shares will be issued from Pernix’s 2009 Stock Incentive Plan (or such successor plan) and shall be subject to the same restrictions on transfer as shares granted to Mr. McMahon, with such other restrictions, rights and conditions as may be determined by the Compensation Committee.

Mr. McMahon’s employment agreement expires on December 31, 2013, but may be terminated by either party prior to that date in accordance with its terms.  In the event Mr. McMahon’s employment is terminated by the Company without cause, Mr. McMahon will receive an amount equal to one year’s annual base salary and health insurance coverage for one year.  The agreement also prohibits Mr. McMahon from engaging in any business that directly or indirectly competes with Macoven’s business or soliciting any employees or customers of Macoven until 12 months after the date of the termination of his employment.

Entry into Credit Facility

Under the terms of the loan agreement, the credit facility provides for a $5 million secured revolving line of credit and a $5 million secured guidance line of credit.  The revolving line of credit may be used to fund working capital needs, and the guidance line of credit may be used to fund acquisitions by Pernix with the approval of Regions. The loan agreement contains customary restrictive covenants and grants Regions a security interest in certain of Pernix’s assets. The new facility matures on September 8, 2012.

Commenting on the loan agreement, Mr. Collins said, “This credit facility with Regions Bank further strengthens our ability to finance growth. In particular, this agreement provides us with the financing flexibility to fund working capital needs and quickly consummate potential product acquisitions through in-licensing, co-promotion or acquisition agreements that fit our criteria.”

Repurchase of 2,000,000 shares

On September 10, 2010, Pernix entered into an agreement to repurchase 2,000,000 shares of its common stock from one of its employees in a privately negotiated transaction for $1.80 per share.  The aggregate purchase price of $3,600,000 will be paid in equal, interest-free quarterly installments of $300,000 over the next three years. The repurchase was made pursuant to Pernix’s previously disclosed $5 million stock repurchase program.

Mr. Collins continued, “We negotiated an attractive purchase price and payment schedule with an employee who is approaching retirement and seeking liquidity for purposes of his personal estate planning and asset diversification. With this transaction, we have repurchased nearly 8% of our outstanding common stock at an approximate discount of 45% to our current trading price. This represents significant progress in our current share repurchase program, which reflects our confidence in the Company’s financial position and growth prospects.”

About Pernix Therapeutics

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on serving the needs of the pediatric marketplace. Commercially-proven branded product families include CEDAX®, Brovex®, Aldex®, Pediatex®, ReZyst®, QuinZyme® and Z-Cof®. The Company was originally founded in 1999 and is based in the Houston, TX metropolitan area. Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  No assurances can be given regarding the future performance of the Company.  The Company wishes to advise readers that factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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